UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 15, 2010

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 15, 2010, the Board of Directors of AMERIGROUP Corporation (the "Company") authorized a $200 million increase to its on-going stock repurchase program, bringing the total authorization to $400 million. Since the Board of Directors authorized the Company’s current stock repurchase program in August 2009, the Company has repurchased 4.7 million shares of its common stock for approximately $150.2 million, at an average price of $31.86 per share. The Company now has approximately $249.8 million available for stock repurchases under the Board’s authorization.

No duration has been placed on the repurchase program and the Company reserves the right to discontinue the repurchase program at any time. The Company may repurchase shares, if at all, through open market purchases in accordance with Rule 10b-18 of the Securities Act of 1934, as amended, or pursuant to Rule 10b5-1 plans that it may enter into from time to time in the future. The number of shares to be repurchased and the timing of the repurchases will be based on the level of available cash and other factors, including market conditions, the terms of any applicable 10b5-1 plans and self-imposed blackout periods.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

September 15, 2010	By:	Nicholas J. Pace

Name: Nicholas J. Pace
Title: Executive Vice President, General Counsel and Secretary